UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2008
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
          On August 22, 2008, the Company appointed Bryan D. Smith to be the Company’s principal accounting officer effective as of September 8, 2008. Mr. Smith will replace interim principal accounting officer Donald F. Cole who will remain with the Company in other capacities.
          Mr. Smith, 38, has served as a consultant to the Company from June 2008. Previously, he served as the Company’s Controller — Strategy Execution from January 2007 until May 2008, Controller from October 2003 until January 2007 and Assistant Controller from March 2002 until October 2003. Mr. Smith earned his undergraduate degree from Virginia Tech in 1993 and was licensed in 1994 in the State of Maryland as a certified public accountant.
          On August 22, 2008, the Company entered into a Relocation Agreement with Steven A. Museles, the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary, in connection with Mr. Museles’ temporary relocation to Los Angeles, California as result of his service as Chief Legal Officer of CapitalSource Bank, an indirect wholly owned subsidiary of CapitalSource Inc. The Relocation Agreement provides for lodging and moving expenses and for the following payments by the Company to or on behalf of Mr. Museles:
•	two round-trip tickets for Mr. Museles and his family between Los Angeles and Bethesda, Maryland;

•	a one-time relocation allowance of $10,000;

•	reimbursements for automobile license, registration and incremental insurance costs;

•	reimbursements for expert tax advice relating to the Relocation Agreement and Mr. Museles’ temporary relocation the State of California;

•	reimbursements of up to $500 per month for any actual incremental, non-routine costs incurred for the maintenance of Mr. Museles’ permanent residence in Bethesda, Maryland;

•	reimbursement for certain educational expenses incurred by Mr. Museles in enrolling his children in school during his relocation, as well as tuition-related payments forfeited as a result of the relocation; and

•	a gross-up payment to reimburse Mr. Museles for certain taxes owed on payments or benefits received under the Relocation Agreement.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2008	/s/ STEVEN A. MUSELES

Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary